Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Dana Burns, dnburns@pplweb.com 610-774-5409 PPL Electric Utilities

Pennsylvania Public Utility Commission approves new distribution rates for PPL Electric Utilities prioritizing reliability, customer protections and long-term affordability

ALLENTOWN, Pa. (June 4, 2026) – PPL Electric Utilities today announced that the Pennsylvania Public Utility Commission (PUC) has approved a settlement resolving the company’s distribution rate review, supporting continued investment in a more reliable, resilient electric system while strengthening customer protections and affordability programs.
The approved settlement authorizes an increase of $275 million in annual base distribution revenues and reflects broad, collaborative agreement among customer advocates, environmental and business interests and other stakeholders. The PUC found the settlement to be in the public interest following a comprehensive review with a minor modification related to net metering eligibility.
“This decision reflects a thorough and rigorous review of the company’s request and past performance,” said Christine Martin, President of PPL Electric Utilities. “This strong outcome supports our commitment to deliver safe and reliable electric service to our customers. It enables us to continue making critical investments to strengthen reliability — helping reduce outages and operate more efficiently — while expanding protections and support for the customers and communities we serve.”
Strengthening reliability and customer support
PPL Electric will make targeted investments to enhance system performance and resilience, including replacing aging infrastructure, expanding vegetation management, advancing smart grid technology and improving customer service systems. These investments are critical as the company responds to more frequent and severe weather.
The settlement also delivers meaningful support to customers — particularly those facing financial challenges — through expanded low-income assistance, enhanced screening for eligibility and no reconnection fees for income-eligible customers. PPL Electric will also continue offering flexible payment arrangements, energy-saving tools and programs to help customers better manage their bills.
Protecting customers as demand grows
As part of the decision, the company has established a new large-load customer rate class designed to support system growth while protecting existing customers. The new rate class includes binding long-term financial and usage commitments, including a minimum 10-year requirement for large users such as data centers, helping ensure infrastructure costs are paid by the large load customers and not inappropriately shifted to other customers.
Beginning in 2027, $11 million annually in low-income program assistance will be assigned to these large-load customers through a non-bypassable charge, providing important assistance to residential customers who need support while reducing these costs for other residential customers.

“As electricity demand grows, our priority is to maintain reliability, transparency and fairness,” Martin said. “These provisions ensure customers driving new infrastructure needs pay their share and existing customers are protected while supporting continued investment and economic growth.”
Implementation and customer impact
The decision will result in a 3.23% increase to residential customer bills. Bill changes based on estimated total bills as of July 1, 2026, are as follows:
•Residential (1,000 kWh/month): $6.48 increase/month
•Commercial (1,000 kWh / 3 kW): $4.08 increase/month
•Industrial (150,000 kWh / 500 kW): $332.54 increase/month

As part of the decision, PPL Electric will not increase distribution base rates for at least two years following implementation. This marks the company’s first base rate increase since 2016 and continues a longstanding focus on managing costs and providing the reliable electric service our customers depend on.
“We thank the Shapiro Administration for constructive engagement in our rate case and we share the Governor’s focus on affordability as outlined in his recent statement of principles,” said Martin. “While this rate case was settled prior to the Governor’s letter, PPL Electric looks forward to engaging with the Governor’s Special Counsel to fulfill the expectations of those principles in future rate case filings.”
Customers can learn more about assistance programs, payment options and energy-saving resources at pplelectric.com.
To learn more about the filings visit pplelectric.com/rateinfo.
About PPL Electric Utilities
PPL Electric Utilities delivers safe, reliable and affordable electricity to 1.5 million homes and businesses in eastern and central Pennsylvania. It regularly ranks among the country’s best utility companies for reliability and customer satisfaction. PPL Electric Utilities is a major employer and an active supporter of the communities it serves. It is a part of the PPL Corporation (NYSE: PPL) family of companies. Visit pplelectric.com or connect on social media via Facebook, X and Instagram for energy efficiency tips, bill help information, guidance on shopping for an electricity supplier, storm updates and more.

# # #

Note to Editors: Visit our media website at https://news.pplweb.com/ for additional news and background about PPL Corporation.